Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of IBERIABANK Corporation of our report dated December 20, 2013, with respect to the consolidated balance sheets of Teche Holding Company and subsidiary as of September 30, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2013, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

March 5, 2014